RAINBOW
GAS COMPANY
ASSET MANAGEMENT AGREEMENT
This Asset Management Agreement ("Agreement") is entered into this 3rd day of September by and between Rainbow Gas Company ("RGC") and Red Trail Energy LLC ("Customer") to become effective as of November 1, 2014 ("Effective Date") or when Firm Transport Agreement FT-1256 goes into service on WBI. RGC and Customer are each a "Party" to this Agreement.
WHEREAS, RGC is engaged in the marketing of natural gas and the management of natural gas supplies and transportation capacity; and
WHEREAS, Customer desires for RGC to assist Customer with respect to management of the natural gas supplies and natural gas transportation capacity of Customer;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, RGC and Customer, intending to be bound thereby, mutually covenant and agree as follows:
SECTION 1. RELEASE OF TRANSPORTATION CAPACITY AND ASSET MANAGEMENT DUTIES.
(a)Released Capacity. Customer appoints RGC "Asset Manager" (as
(b)provided for in 18 C.F.R. § 284.8) and, as such, agrees to release to RGC the following natural gas pipeline transportation capacity for seven (7) years from the Effective Date of the following Transportation Agreement with WBI:

Pipeline	Transportation Agreement #	Volume
WBI Energy Transmission, Inc.	FT-1256	3,000 MMBtu per day

The released capacity identified above shall be referred to herein as "Released Pipeline Capacity."
(c)RGC's Responsibilities.    Upon acquiring the Released Pipeline
(d)Capacity from Customer, RGC will be responsible for the management of capacity, including nominations, scheduling, resolution of imbalances, payment of transportation fees, surcharges and any other matters pertaining to the Released Pipeline Capacity. RGC agrees to sell Customer natural gas as outlined in the Natural Gas Sales Agreement between RGC and Customer, dated September 3rd, 2014.

919 S 7th St.. Ste. 405 I PO Box 837 I Bismarck, ND 58504 I Phone: 701.255.7970 I Fax: 1.255.7952 rainbowgas.com
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SECTION 2. TERM.
The appointment of RGC as Asset Manager of Customer shall commence on the Effective Date of this Agreement and remain effective for the term of the Transportation Agreement; provided, however, that at the end of the term, Agreement will rollover for one (1) year term unless either RGC or Customer provides the other with 45 days prior written notice of its intent to permit the Agreement to expire.
SECTION 3. PAYMENT AND FEES.
(a)Reimbursement of RGC's Costs. Customer agrees to reimburse RGC for any transportation costs, fuel, fees and, except as provided in Section 4 hereof, penalties incurred by RGC in connection with management of Released Pipeline Capacity for Customer.
(b)Netting of Balances. RGC shall have the right to net any amounts owed by Customer to RGC against any amounts owed by ROC to Customer hereunder.
(c)Invoices.    On or before the fifteenth day of each month, RGC shall furnish Customer with a statement and invoice setting forth the charges assessed pursuant to this Agreement. On or before the 25th day of the month in which the statement is furnished, Customer shall pay the amounts invoiced. If presentation of the statement by RGC is delayed after the fifteenth day of a month, then the time for payment shall be extended to a corresponding period of time until the statement is received by Customer, unless Customer is responsible for such delay. Invoices and billing inquiries shall be sent to Customer at:
Red Trail Energy
Attention : Gerald Bachmeier
Telephone: 701-974-3308
Facsimile : 701-974-3309
E-mail: gerald@redtrailenergy.com
(d)Payments. All payments to RGC shall be made via electronic fund transfer ("EFT") through the automated clearinghouse system in accordance with the following depository information:
Bank Name:
Account #:
ABA 4:

(e)Disputed Amounts. If Customer presents to RGC reasonable evidence supporting Customer's good faith belief that the amount of the invoice is incorrect, Customer shall pay the undisputed amount of such invoice. If RGC can demonstrate, to Customer's reasonable satisfaction, that Customer's position is incorrect, Customer shall immediately pay any remaining amount owed. Late payments and all amounts withheld by Customer and

919 S 7th St.. Ste. 405 I PO Box 837 I Bismarck, ND 58504 I Phone: 701.255.7970 I Fax: 1.255.7952 rainbowgas.com
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subsequently acknowledged or determined to be owing shall bear interest running from the original due date until paid at the lesser of (i) the then-effective per annum rate of interest for commercial loans from U.S. banks, published under "Money Rates" by the Wall Street Journal plus two percent (2%) per annum from the date due until payment or (ii) the maximum applicable lawful interest rate, or (iii) ten percent (10%).
(f)    Corrections. If either Party discovers that the amount billed in any statement or payment rendered under this Agreement is incorrect, such inaccuracy shall be adjusted within thirty (30) days of its discovery; however, no adjustments shall be made for any inaccuracy not claimed within twenty-four (24) months of the date of the original statement. A Party's rights under this Section 3 shall survive termination of this Agreement.
SECTION 4. INDEMNITY.
(a)By RGC. RGC agrees to hold Customer harmless and to indemnify Customer from any liability arising out of the intentional acts or omissions of RGC in the discharge of its responsibilities and obligations as Asset Manager on behalf of Customer hereunder.
(b)By Customer. Customer agrees to hold RGC harmless and to indemnify RGC for any liability arising out of actions of RGC within the scope of RGC's authority as Asset Manager for Customer hereunder.
SECTION 5. NOTICES.
Notices and communications hereunder shall be in writing, including by electronic facsimile and e-mail, and shall be effective on receipt. Communications hereunder shall be directed as follows:
In the case of RGC:
Rainbow Gas Company
919 S 7th St, Ste 405
Bismarck, ND 58504
Attn: Jolene Erdman
Email: jerdman@rainbowgas.com
In the case of Customer:
Red Trail Energy LLC
3682 Hwy 8 S
Richardton, ND 58652
Attn: Gerald Bachmeier
E-mail: gerald@redtrailenergy.com

919 S 7th St.. Ste. 405 I PO Box 837 I Bismarck, ND 58504 I Phone: 701.255.7970 I Fax: 1.255.7952 rainbowgas.com
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SECTION 6. LIABILITY
NOTWITHSTANDING ANY OTHER PROVISION SET FORTH IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR SIMILAR DAMAGES RELATED TO OR ARISING UNDER THIS AGREEMENT, WHETHER BASED IN CONTRACT OR TORT, EXCEPT TO THE EXTENT NECESSARY TO INDEMNIFY A PARTY FOR LIABILITY TO A THIRD PARTY.
SECTION 7. MISCELLANEOUS.
(a)Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, whether oral or written, of the parties pertaining to the subject matter hereof.
(b)Amendment. This Agreement may be amended or modified only by an agreement in writing executed by the parties hereto. No supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by both parties hereto.
(c)Assignment. Except as provided in this Section 6, neither Party may assign this Agreement or the Party's rights or obligations under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld), except that this Agreement may be assigned, without such prior written consent, to any entity which succeeds to the interests of a Party by purchase or merger involving substantially all of the assets of that party. The provisions of this Agreement shall inure to the benefit of the successors and assigns of the parties.
(d)Regulatory Authorities And Tariffs. This Agreement, including all matters of construction, validity, and performance, shall be governed by and construed in accordance with the laws of the State of North Dakota, excluding any choice of law, rules, or principles that would otherwise require the application of laws of another jurisdiction. The transportation and delivery of natural gas hereunder is subject to the terms and conditions of the tariffs of any transporter of such natural gas, including any operation flow orders issued by such transporter.
(e)Survivability. The provisions in Section 3, and such other provisions of this Agreement to the extent required to give effect to the foregoing, shall survive the expiration or termination of this Agreement.
(f)Headings. The headings and subheadings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement between the parties and shall not be used to construe or interpret the provisions of this Agreement.

919 S 7th St.. Ste. 405 I PO Box 837 I Bismarck, ND 58504 I Phone: 701.255.7970 I Fax: 1.255.7952 rainbowgas.com
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(g)Counterparts. This Agreement may be executed in counterparts. Each such counterpart hereof shall be deemed to be an original, all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

RAINBOW GAS COMPANY

By:	/s/ Jolene Erdman
Name: Jolene Erdman
President

COMPANY

By:	/s/ Gerald Bachmeier
Name: Gerald Bachmeier
Title: CEO

919 S 7th St.. Ste. 405 I PO Box 837 I Bismarck, ND 58504 I Phone: 701.255.7970 I Fax: 1.255.7952 rainbowgas.com
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